Exhibit 99.1

For Immediate Release

For more information:

Jefferson Harralson

Chief Financial Officer

(864) 240-6208

Jefferson_Harralson@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES REDEMPTION OF ALL OUSTANDING

SHARES OF 6.875% SERIES I NON-CUMULATIVE PERPETUAL PREFERRED STOCK

GREENVILLE, SC, August 15, 2025 – United Community Banks, Inc. (NYSE: UCB) (“United”, the “Company”), is redeeming all outstanding shares of the Company’s 6.875% Series I Non-Cumulative Perpetual Preferred Stock (the “Preferred Stock”) on September 15, 2025 (the “Redemption Date”). The announced redemption reflects United’s ongoing active management of its capital structure. Payment of the cash redemption price equal to $25,000 per share of Preferred Stock (the “Redemption Price”) (equivalent to $25 per Depositary Share) will be made on the Redemption Date. United will redeem the $88 million aggregate liquidation preference of the Preferred Stock using cash on hand.

The Redemption Price does not include the previously declared dividend payment that is due on the Redemption Date and that will be paid immediately prior to the redemption of the Preferred Stock on the Redemption Date to holders of record on the record date for such dividend payment. On the Redemption Date, simultaneous with the redemption of the Preferred Stock, the depositary for the Preferred Stock will redeem 3,661,650 depositary shares (the “Depositary Shares”), each representing a 1/1000th interest in a share of the Preferred Stock, for an amount per Depositary Share equal to 1/1000th of the Redemption Price per share of Preferred Stock. On and after the Redemption Date, dividends in respect of the Preferred Stock represented by the Depositary Shares shall cease to accrue, the Preferred Stock and the Depositary Shares shall no longer be deemed outstanding and all rights of the holders of the Preferred Stock and holders of receipts evidencing the Depositary Shares shall cease and terminate, except only the right of the holders of the Preferred Stock to receive the Redemption Price and the right of the holders of receipts evidencing the Depositary Shares to receive 1/1000th of the Redemption Price, in each case, without interest.

The Depositary Shares are held through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC will be made by Continental Stock Transfer & Trust Company, as the depositary, in accordance with the Deposit Agreement governing the Depositary Shares.

About United Community Banks, Inc.

United Community Banks, Inc. (NYSE: UCB) is the financial holding company for United Community, a top 100 U.S. financial institution committed to building stronger communities and improving the financial health and well-being of its customers. United Community offers a full range of banking, mortgage and wealth management services. As of June 30, 2025, United Community Banks, Inc. had $28.1 billion in assets and operated 200 offices across Alabama, Florida, Georgia, North Carolina, South Carolina and Tennessee. The company also manages a nationally recognized SBA lending franchise and a national equipment finance subsidiary, extending its reach to businesses across the country. United is an 11-time winner of J.D. Power’s award for highest customer satisfaction among consumer banks in the Southeast and was named the most trusted bank in the region in 2025. The company has also been recognized eight consecutive years by American Banker as one of the “Best Banks to Work For.” In commercial banking, United earned five 2025 Greenwich Best Brand awards, including national honors for middle market satisfaction. Forbes has consistently named United among the World’s Best and America’s Best Banks. Learn more at ucbi.com.